Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM ANNOUNCES STOCK REPURCHASE PROGRAM

DENVER, COLORADO, October 4, 2007 — CREDO Petroleum Corporation (NASDAQ: CRED) today announced that its Board of Directors has approved the repurchase of up to an aggregate of $1,000,000 of the company’s common stock.

James T. Huffman, President, said, “The stock repurchase program announced today reflects the Board of Directors’ confidence in the company’s prospects and the Board’s commitment to enhancing shareholder value.  We have a history of implementing stock repurchase programs when market conditions, share price and other factors indicate that investing in our stock will drive future value for our shareholders.  In past years, we have purchased significant amounts of the company’s stock, and have previously held up to 19% of all issued shares in the company’s treasury.

“Our decision to repurchase stock is driven in part by a significant build in cash and working capital.  As previously reported, we are high-grading our drilling prospects due to rapidly escalating field service costs and degradation in the quality of services due to manpower shortages.  In many cases, we have deferred less robust projects until we see improvement in the field services sector.  This has enhanced our cash position and enables us to expand our spending into other areas that we believe will drive future value for shareholders.”

The stock repurchase plan will be funded using the company’s working capital.  As of July 31, 2007 the company had cash, cash equivalents and marketable securities of approximately $13 million.  The repurchases may be made on the open market, in block trades or otherwise.

The stock repurchase program may be expanded, suspended or discontinued at any time.

*          *          *          *          *

Contact:         James T. Huffman

                        President

                                      or

                        David E. Dennis

                        Chief Financial Officer

                        303-297-2200

Website:        www.credopetroleum.com

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado.  The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions.  The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Global Market” section of The Wall Street Journal.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s 2006 Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.